Exhibit 10.4

                              EMPLOYMENT AGREEMENT

     This Agreement ("Agreement") is entered into as of this 1st of September, 1998, by and between ACCU FACCS PRE-EMPLOYMENT SCREENING, INC., ("ACCU FACCS"), a New York corporation ("Corporation") with offices located at 6 Greene Street, New York, New York 10013 and PHILIP LUIZZO ("Employee"), residing at Long Beach, New York.

     In consideration of the mutual promises of the parties and other good and valuable consideration, the parties hereby agree:

Section 1. Services. Corporation engages Employee to provide the following services:

     o    President and CEO

     Employee agrees to devote his full time to the business of and the benefit of the Corporation.

Section 2. Term. Employee shall provide such services for a five (5) year period beginning the day above-written.

Section 3. Compensation. For such services, the Corporation shall compensate Employee as follows:

     (a) $150,000.00 per annum payable bimonthly, at annual increases of 5%.

     (b) Additional Compensation: Employee shall be entitled to 10% of any profit (EBITD) in excess of $500,000.00 determined by the Company accountants at the end of any fiscal year and shall be paid as a bonus no later than April 15, in the following fiscal year.

     (c) The Corporation shall reimburse employee for all reasonable out-of-pocket expenses incurred by Employee in fulfilling his duties. Corporation shall provide Employee with suitable office facilities, equipment, supplies and staff.

     (d) The Corporation will provide monthly payments of up to a maximum of $700.00/month for car lease payments. Any amount in excess thereof shall be the responsibility of the Employee.

Section 4. Proprietary Rights.

     A. Employee agrees that all Work Product created during the term of this agreement while employed by the Corporation or any work product created by, its employees, associates, or subcontractors, arising from work performed hereunder, or previously conceived in anticipation of this employment by the Corporation's engagement of Employee, shall be deemed "work made for hire," and Employee shall execute any assignment, oaths, declarations, and other documents as may be prepared by Corporation to effect the foregoing, acknowledging that all rights thereto shall be the property of the Corporation.

     B.  "Work  Product"  shall  mean  all  documentation,   manuals,   teaching
materials,



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creative works,  know-how,  and information including customer lists, created on behalf of the Corporation, in whole or in part, by Employee, the Corporation and all of its employees, associates, or subcontractors assisting in creating the Work Product within the scope of this Agreement, whether or not copyrightable or otherwise protectable, and all rights thereto shall be the property of the Corporation.

     C. Employee shall make prompt and full disclosure of such inventions to Corporation and, at Corporation's expense, shall assist in every lawful way in obtaining for Corporation, patents for any or all such inventions, in perfecting in Corporation all right, title, and interest in and to such inventions and copyrights, in protecting or enforcing Corporation's rights therein, and in prosecuting and defending appeals, interferences, infringement suits, and controversies relating thereto. Employee shall do all other things necessary to effectuate the foregoing, including but not limited to executing and delivering assignments, oaths, and disclaimers as needed.

Section 5. Confidentiality. Employee shall maintain in confidence (A) the subject matter of this Agreement, (B) the work carried out hereunder, (C) any inventions or ideas conceived hereunder, and (D) any business or technical information of Corporation acquired by Employee as a result of the work carried out pursuant to this Agreement, and Employee shall not, without Corporation's prior authorization, directly or indirectly use, publish, or disclose to others any information, data, designs, results, or opinions resulting from the work carried out pursuant to this Agreement. These obligations of secrecy shall continue throughout the duration of this Agreement and for two years thereafter.

Section 6. Records. Consultant shall keep full and accurate records of all work performed under this Agreement. All records, sketches, drawings, prints, computations, charts, reports, and other documentation made in the course of the work performed hereunder, or in anticipation of the work to be performed in regard to this Agreement, shall at all times be and remain the sole property of Corporation. Employee shall turn over to Corporation all copies of such documentation on request by Corporation.

Section 7. Termination.

     A. Except for the provisions in section 22, in the event the Corporation elects to terminate Employee, it shall continue to pay to Employee, the salary at the rate in effect on the Effective Termination Date, for a period of two years. The effective termination date shall be that date so stated in the corporation's Notice of Termination. This provision shall also apply in the event that the majority ownership of the corporation passes into the hands of any person other than employee.

     B. Employee held Corporation Shares. Corporation Stock shall mean shares in the corporation obtained by the Employee pursuant to an employee profit share, stock option or any incentive plan provided by the Corporation and shall not mean stock purchased by the Employee outside corporation sources.

     C. Redemption of Shares. In the event the corporation shall terminate the employee without cause then in Addition to the payments provided in 7A the corporation over a period of 6 months shall redeem employee shares at the lesser of, market value (average bid and


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ask) or $1.00 per share.

Section 8. Non Compete. In the event Employee is terminated with or without cause and provided the Corporation performs pursuant to section 7 in the case of termination without cause, then Employee agrees not to engage in the business of the Corporation with any other company, sole proprietorship or other entity, as employee, consultant or otherwise for a period of two (2) years. The corporation shall be entitled to all remedies provided by law including but not limited to injunctive relief and the termination of any post termination payments to which employee would be, but for this breach, be entitled.

Section 9. Notices. Any notice under this Agreement shall be in writing and shall be effective when actually delivered in person or three days after being deposited in the U.S. mail, registered or certified, postage prepaid and addressed to the party at the address stated in this Agreement or such other address as either party may designate by written notice to the other.

Section 10. Waiver. The waiver by either party of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach.

Section 11. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 12. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

Section 13. Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

Section 14. Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section 15. Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section 16. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 17. Agreement Binding. This Agreement shall be binding upon the heirs, executors,


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administrators, successors and assigns of the parties hereto.

Section 18. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 19. Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, due diligence and honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent.

Section 20. Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

Section 21. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 22. In the event employee is discharged for cause which shall include but not be limited to conviction of a felony or is guilty of provisions commonly known as Moral turpitude, or is in breach of this agreement, then the Corporation at its option may terminate this agreement, and the employee shall not be entitled to any post termination payments as provided in paragraph 7A hereof, or redemption of any shares as provided in paragraphs 7B & 7C hereof.

     WHEREFORE, the parties have hereunder set their hand and seal on the day above written.

                                   ACCU FACCS PRE-EMPLOYMENT SCREENING, INC.



                                   by: /s/ JOHN SVEDESE
                                       -----------------------------------------
                                       JOHN SVEDESE, Vice "President


                                   /s/ PHILIP LUIZZO
                                   ---------------------------------------------
                                   PHILIP LUIZZO, Employee


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